EXHIBIT 99.2

FOR IMMEDIATE RELEASE



                     NTL INCORPORATED ANNOUNCES AMALGAMATION
                AGREEMENT WITH COMCAST UK CABLE PARTNERS LIMITED

                  COMCAST UK SHAREHOLDERS TO RECEIVE NTL SHARES


     New York, New York  (February 5, 1998) - NTL  Incorporated  (NASDAQ:  NTLI;
EASDAQ: NTLI.ED) announced today that it had entered into an agreement and plan of amalgamation (the "Agreement") with Comcast UK Cable Partners Limited ("Comcast UK").

     Under the Agreement, Comcast UK shareholders will receive 0.3745 shares of NTL Common Stock for each share of Comcast UK Common Stock. Based on yesterday's closing price of NTL Common Stock, the purchase price is $11.98 per Comcast UK share, for a total equity value of approximately $600 million. The Agreement contains provisions such that if the purchase price per Comcast UK share falls below $10.00, Comcast UK has the right to terminate the transaction, subject to NTL's right to adjust the exchange ratio such that Comcast UK shareholders would receive $10.00 for each Comcast UK share. At September 30, 1997, Comcast UK had total debt of approximately $397 million, which is expected to remain outstanding.

     Commenting on the transaction, Barclay Knapp, President and Chief Executive Officer, said: "This acquisition represents a significant step toward increasing the value of NTL and achieving our objective of becoming the premier communications company in the UK. It has always been our strategy to look for acquisitions which are at attractive values, provide strategic benefits and do not increase leverage, and this transaction achieves all of our objectives. With the addition of Comcast UK's approximately 1.6 million managed homes, NTL will have a total of approximately 3.8 million managed homes under franchise and increase its local presence by more than 75%. The addition of Comcast UK's franchises will also enable NTL to generate operating cost savings and extend the benefits of our national telecoms network to more customers. The penetration rates of NTL and Comcast UK are the highest in the industry and the combined company will have more than 500,000 customers in total subscribing to more than 1,000,000 services. We look forward to working with Comcast UK's customers, employees, and suppliers to build an outstanding communications company."

     Brian L. Roberts, President of Comcast Corporation, said, "While Comcast UK has been a leading performer in the UK Cable and telephone industries, we have determined that long-term success in this market will require greater size and market presence than Comcast UK has in its asset base. After an extensive evaluation of strategic alternatives, we have concluded that our shareholders will be in the best position to take advantage of future growth in this market by owning shares of NTL."
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     Completion of the transaction is subject to customary  closing  conditions, including regulatory approvals, NTL and Comcast UK shareholder approval and consents from their respective bondholders. Under certain circumstances, the consideration payable to Comcast shareholders may be adjusted based on the proceeds of the potential exercise of certain rights of first refusal with respect to Comcast's interests in London and Birmingham.

     Comcast UK operates telephony/cable networks in the United Kingdom in Cambridge and Teesside, and has interests in London (50.0% ownership) and Birmingham (27.5% ownership). Comcast UK has a total of approximately 1.1 million equity homes under franchise. As of September 30, 1997, on a proportionate basis Comcast UK had passed approximately 660,000 homes, and had approximately 210,000 residential telephony customers, 160,000 residential cable television customers and 6,600 business telephony customers.

     NTL Incorporated is a leading alternative telecommunications company in the United Kingdom. The Company offers local business and residential telephony, residential cable television and Internet services over advanced broadband fiber networks in six major franchise areas in the UK. Through its national telecoms services division, the Company owns and operates one of only five independent national telecoms networks in the UK, and offers national business telecoms, national and international carrier telecommunications services, and satellite and radio communications services. The Company's broadcast services division operates a national broadcast transmission network of more than 1,200 owned and shared transmission sites, and offers digital and analog broadcast transmission services to major television and radio stations nationwide in the UK.




                                  * * * * * * *

For further information contact: In the U.S.: John F. Gregg, Managing Director - Corporate Development, Michael A. Peterson, Director - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel at (212) 906-8440; in the UK: Bret Richter, Director - Corporate Development at (0171) 227-8700 or Alison Smith, Group Communications at (01252) 402662; or via e-mail at investor_relations@NTLI.com.